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                                                                   Exhibit 99(a)



NEWS RELEASE
                                                     Cleveland-Cliffs Inc
                                                     1100 Superior Avenue
                                                     Cleveland, Ohio  44114-2589



         CLEVELAND - September 29, 1998 - Cleveland-Cliffs Inc (NYSE:CLF) reported today that the Chapter 11 bankruptcy filing by Acme Metals Incorporated (NYSE:AMI) is not expected to have a significant impact on Cliffs' financial results for the year 1998.

         Acme is a partner in the Cliffs-managed Wabush Mine in Canada and an iron ore sales customer. Cliffs has a multi-year sales contract to supply Acme's iron ore requirements in excess of Acme's 15.1 percent ownership in the Wabush Mine. Acme has historically accounted for less than 5 percent of Cliffs' total sales volume.

         Cliffs' President and Chief Executive Officer John S. Brinzo said, "We have a long and valued relationship with Acme which we expect to continue. We are encouraged that Acme has indicated that it has arranged financing to allow continued operations, including honoring all post-petition trade obligations."

         This press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the federal securities law. Investors are cautioned that such forward-looking statements involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, the effect of economic and market conditions, further adverse developments with respect to the operations of Acme's various businesses, and development of the Chapter 11 case.

         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is constructing a joint venture plant in Trinidad to produce high-quality iron briquettes.

         To obtain faxed copies of Cleveland-Cliffs Inc news releases dial 1-800-778-3888. News releases and other information on the Company are available on the Internet at http://www.businesswire.com/cnn/clf.htm.
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CONTACT: Cleveland-Cliffs Inc
         Media:  David L. Gardner, 216/694-5407
         or
         Financial Community:  Fred B. Rice, 800/214-0739
         or 216/694-5459